EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-3, No. 333-00000) and related Prospectus of Chemical Financial Corporation for the registration of 300,000 shares of its common stock of our report dated January 21, 2003, with respect to the consolidated financial statements of Chemical Financial Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Detroit, Michigan
September 26, 2003